Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of January 19, 2006 by and between by and between Montebello Land Company LLC (the “Company”), a wholly owned subsidiary of Plains Exploration & Production Company (“PXP”), and Cook Hill Properties LLC (“Consultant”).

BACKGROUND:

A. PXP will contribute to the Company that certain surface estate of three tracts of land comprising approximately 480 acres located in the City of Montebello, Los Angeles County, California as more fully described on Exhibit A (the “Montebello Surface Estate”), and PXP will retain all right, title and interest in and to any Mineral Rights (as defined below).

B. Consultant has a management team with expertise in the entitlement and development of residential communities in Southern California and the Company desires that Consultant assist the Company with the entitlement and development of the Montebello Surface Estate and Consultant desires to do so.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“Costs” means the following: all costs, expenses, fees, charges and losses related to and applicable to the Montebello Surface Estate which are, or are to be, or have been, paid, delivered and/or incurred by the Company, by DevelopmentCo or by PXP, whether before or after any Entitlements are obtained (without duplication), including, without limitation: (i) all costs, fees and expenses relating to Entitlements, (ii) all salaries and other general and administrative and operating expenses of the Company and DevelopmentCo (including expense reimbursements paid under this Agreement with respect to the Consultant Services), but not including any salaries or other expenses of PXP personnel, (iii) expenses, fees and costs relating to the ownership, development, entitlement, improvement, subdivision, management and land preparation of the Montebello Surface Estate, including costs, expenses, fines or other liabilities arising out of any suits, claims, administrative or other proceedings against Company or its affiliates and equity holders relating to the Montebello Surface Estate imposed or initiated by a governmental authority or any other person or entity; provided, that this clause (iii) shall not include any costs, expenses, fines or other liabilities arising out of any suits, claims, administrative or other proceedings relating to (a) PXP’s exploitation of the Mineral

Rights or (b) Excluded Mineral Rights Costs, (iv) all property taxes (excluding those applicable to the Mineral Rights), (v) all costs, fines and expenses of any environmental clean-up or remediation of the Montebello Surface Estate (other than Excluded Mineral Rights Costs), including liabilities arising out of any suits, claims, administrative or other proceedings relating thereto, (vi) expenses incurred in connection with the collection of any amounts owed to the Company by any person, (vii) all professional fees, including attorneys, accountants, agents, appraisers, consultants, environmental experts and other consultants, incurred in connection with the ownership, development, entitlement, improvement, subdivision, management, or land preparation of the Montebello Surface Estate, (viii) all financing costs and fees, including interest, points and loan fees, and amounts payable by the Company to any third party in connection with any form of equity financing or investment by third party in connection with the development and maintenance of the Montebello Surface Estate; provided, that this clause (viii) shall not include any such financing that is non-recourse to PXP, (ix) a consulting fee to Lodwrick Cook of $29,166.67 per month; and (x) all costs associated with any sale, disposition or transfer (or any proposed sale, disposition or transfer) of any portion of the Montebello Surface Estate, including marketing, legal and accounting fees, brokerage fees, sale commissions, bank charges, transfer fees, custodial fees, costs, closing costs, escrow fees, and other related costs and expenses. Notwithstanding the foregoing, it is agreed that (a) costs incurred to the date hereof shall not exceed $2.5 million in the aggregate, (b) the Entitlement Fee (as defined in Section 4.1) shall not be included in the definition of Costs and (c) Costs shall not include any costs, expenses, fees, charges and losses incurred by DevelopmentCo or PXP relating to the ownership, development and entitlement of PXP’s real property located in Santa Barbara County, California and in San Luis Obispo County, California which are included in “Costs” under either of the respective Consulting Agreements entered into as of even date herewith.

“DevelopmentCo” means Cane River Development LLC, a Delaware limited liability company.

“Entitlement” means that the Company has obtained all of the Entitlements.

“Entitlements” means all permits, licenses, approvals and other administrative certifications and satisfaction of other requirements (federal, state and local) as may be reasonably necessary to commence and carry out the development of the Montebello Surface Estate as a residential project, in accordance with such development plans and development budgets as may be, from time to time, proposed by the Consultant and approved by the Company in the Company’s reasonable discretion as evidenced by formal written resolutions of the Company. Without limiting the scope of the forgoing, Entitlements shall include the following permits, licenses, approvals and other administrative certifications: (i) the Final Environmental Assessment/§404 Permit to be issued by the U. S. Army Corps of Engineers; (ii) final permits from the Regional Water Quality Control Board and the California Department of Fish & Game; (iii) a final Environmental Impact Report to be issued by the City of Montebello, California; (iv) the final Development Agreement (including A level and final B Level maps); and (v) Redevelopment Agreement with the City of Montebello.

“Entitlement Date” means the date, if any, on which the Company has actually obtained all the Entitlements.

“Excluded Mineral Rights Costs” means all costs, expenses and liabilities (i) relating to environmental liabilities or conditions of the Montebello Surface Estate and Mineral Rights which PXP has actual knowledge as of the date hereof, and (ii) resulting from PXP’s exploitation of the Mineral Rights during the period subsequent to the date hereof, provided, however, costs associated with plugging oil wells which have previously been plugged and abandoned by PXP shall not constitute Excluded Mineral Rights Costs.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; radon; Mold; toxic or mycotoxin spores; any substance the presence of which on the property is prohibited by any federal, state or local authority; any substance that requires special handling under any Hazardous Materials Law; and any other material or substance (whether or not naturally occurring) now or in the future that (i) is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “solid waste,” “pesticide,” “contaminant, “ or “pollutant” or otherwise classified as hazardous or toxic by or within the meaning of any Hazardous Materials Law, or (ii) is regulated in any way by or within the meaning of any Hazardous Materials Law.

“Hazardous Materials Law” means all federal, state, and local laws, ordinances and regulations and standards, rules, policies and other governmental requirements, rules of common law (including without limitation nuisance and trespass), consent order, administrative rulings and court judgments and decrees or other government directive in effect now or in the future and including all amendments, that relate to Hazardous Materials or to the protection or conservation of the environment or human health, including without limitation those relating to industrial hygiene, or the use, analysis, generation, manufacture, storage, discharge, release, disposal, transportation, treatment, investigation or remediation of Hazardous Materials. Hazardous Materials Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq., the Superfund Amendments and Reauthorization act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and their state analogs

“Laws” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any governmental authority, each as amended and now and hereinafter in effect.

“Mineral Rights” means all surface and subsurface rights to and ownership of (along with the rights of surface entry to extract) all minerals, oil and gas in, on under and around the land constituting the Montebello Surface Estate as more fully described in Exhibit B hereto.

“Net Profits” means, at any time, the (a) the sum of all gross cash proceeds received by the Company from the sale(s) of the Montebello Surface Estate or any portion thereof (including non-refundable amounts irrevocably received for granting options to a buyer), minus (b) all Costs and minus (c) an amount equal to 20% of the aggregate Costs, provided that “Costs” for purposes of this clause (c) only shall not include any consulting fees paid to Lodwrick Cook. For purposes of determining Net Profits, no Net Profits will be deemed received with respect to any promissory note until and only to the extent that cash payments are actually received by the Company on such promissory note.

“Senior Management of Consultant” shall mean Lodwrick Cook, John Markley or any other senior management individuals of Consultant that are reasonably acceptable to the Company.

ARTICLE II

ENGAGEMENT; TERM

SECTION 2.1. Engagement as Independent Contractor. The Company hereby retains Consultant and Consultant hereby accepts such retention, as an independent contractor to provide the Consultant Services (as defined below). Consultant shall be and at all times relevant hereto remain an independent contractor of the Company.

SECTION 2.2. Term. This Agreement shall remain in effect from the date hereof until the earlier to occur of (the “Termination Date”): (i) termination by the Company in accordance with ARTICLE V or (ii) sale, transfer or other disposition of all of the Company’s right, title and interest in the Montebello Surface Estate, the collection of all sales proceeds in connection therewith (including any that are deferred) and the making of any payment which may be due under Article IV in connection therewith. Subject to the Company’s obligations pursuant to Section 5.1 in connection with a termination without Cause, upon termination, the Company shall thereafter have no further obligations to Consultant and Consultant shall have no further obligations to the Company under ARTICLE III for future Consultant Services.

ARTICLE III

CONSULTANT SERVICES

SECTION 3.1. Consultant Services. Consultant hereby agrees to provide the following services to the Company and DevelopmentCo from and after the date hereof until the Termination Date (the “Consultant Services”), all subject to the direction, oversight and approval of the Company in its reasonable discretion:

(a) expertise, advice, guidance, management, recommendations and other assistance in obtaining the Entitlements and plans for development of the Montebello Surface Estate;

(b) coordinate, meet, negotiate and interact with local, state and federal regulatory authorities regarding the Entitlements and development, including preparation and filing of all necessary applications, filings, permit requests and other documentation as may be required in connection with obtaining the Entitlements;

(c) regularly report to the Company and DevelopmentCo regarding the status of the Entitlement process, and provide such information and progress updates regarding the Entitlements as may be requested by the Company, including weekly progress reports and monthly reports to PXP management, critical path schedules, cost estimates and budget refinements;

(d) preparation of budgets, financial models and forecasts regarding the Entitlements process and development (provided that no budget shall be deemed approved by the Company unless formally adopted in writing by the Company in accordance with this Agreement in its reasonable discretion);

(e) assist the Company and DevelopmentCo in identifying sources of third party financing for development after the Entitlement Date, and, subject to formal written approval of the Company, negotiate the terms of any financings with such sources;

(f) infrastructure planning;

(g) manage community and public affairs relating to obtaining the Entitlements and development;

(h) negotiate and arrange for the services of third party contractors;

(i) development of a post-Entitlement Date plan of development, including budgets, financing and marketing plans;

(j) prepare, or cause to be prepared such environmental and neighborhood impact studies or reports, engineering surveys, hazardous substance reports, preliminary plans and specifications, as may be requested by the Company or DevelopmentCo in connection with the Entitlement process and development;

(k) perform, or cause to be performed, an analysis of the market and demographic environment to determine the feasibility of development plans under consideration by the Company;

(l) the services of Lodwrick Cook to serve as CEO of DevelopmentCo, except in the case of death or legal disability, and such other individuals who are approved by DevelopmentCo and are reasonably qualified for the services to be performed;

(m) provide ongoing access to the management services of the Senior Management of Consultant; and

(n) such other management and consulting services as the Company and/or DevelopmentCo may reasonably request in connection with the Entitlement and development of the Montebello Surface Estate.

SECTION 3.2. Nature of Services. The Consultant Services will be provided at the direction and control of the Company, and shall be directly supervised by the senior management of Consultant, including, without limitation, Lodwrick Cook. The Consultant Services will be provided directly or through third parties approved by the Company in its reasonable discretion. The Consultant Services shall be performed in a diligent and timely manner, and shall be of a type and at a service level substantially equivalent to services provided by other real estate and development companies in the marketplace in connection with real estate development and entitlement transactions of a similar size. Consultant shall use commercially reasonable efforts to ensure that each employee, officer, and consultant of Consultant who performs any Consultant Services shall be reasonably qualified to perform the Consultant Services that such individual is performing.

SECTION 3.3. Budgets; Expenses. The Company hereby agrees that it shall fund 100% of the costs and expenses of Entitlement that are specifically authorized in any entitlement budget that is prepared under the direction of the Consultant and approved by DevelopmentCo and the Company in its reasonable discretion (each an “Approved Entitlement Budget”). To the extent that the Company requests Consultant Services that include the services of the support staff of Consultant (including insurance, personnel, accountants, paralegals, attorneys and regulatory staff) such Approved Entitlement Budget will include reimbursement for any out-of-pocket expenses incurred in connection therewith. Budgets will be prepared on an annual basis and may include salaries and other general and administrative expenses anticipated for the next calendar year, estimated costs and expenses of the dedicated project manager. Except as otherwise agreed to herein or in writing, Consultant and the Company agree that the services of Lodwrick Cook and other senior managers of Consultant will be provided without compensation from PXP, the Company or DevelopmentCo. For purposes of clarification, the Company shall have no obligation to fund any Consultant, DevelopmentCo or third party expenses unless such amounts are budgeted and approved in advance by DevelopmentCo and the Company. Consultant shall provide the board of directors of DevelopmentCo and the Company with quarterly comparisons of budgeted to actual expenses. The Consultant or the Company may propose an amendment to any Approved Entitlement Budget at any time and from time to time as changing circumstances may dictate. Any such amendment must be approved by DevelopmentCo, the Consultant and the Company in their reasonable discretion. For purposes of this Agreement, all approvals. consents or authorizations of DevelopmentCo required or permitted by this Agreement shall require the approval of a majority of board of directors of DevelopmentCo.

SECTION 3.4. Management Power Reserved to the Company. This Agreement shall not constitute a delegation by the Company of authority with respect to the Entitlement and development of the Montebello Surface Estate or otherwise. Consultant specifically understands and agrees that this Agreement shall not be deemed to grant or imply that Consultant is authorized to sign, contract, deal or otherwise act in the name or on behalf of the Company except as may be expressly authorized for any specific purpose by the Company in writing hereafter in the Company’s reasonable discretion. Without limiting the foregoing and subject to the Company’s obligations set forth in Section 3.5, Consultant acknowledges that the Company shall have sole and absolute discretion to make all decisions with respect to the Montebello Surface Estate, including decisions with respect to: (i) the timing, type and amount of costs and expenses to be incurred on behalf of or invested in the Company or the Montebello Surface Estate, including costs of Entitlement, scope of development and whether to modify, continue with, or delay pursuit of development or Entitlements, and sources and uses of additional debt or equity financing, and (ii) timing, terms and conditions of any sale, transfer or other disposition of any right title or interest in the Montebello Surface Estate.

SECTION 3.5. Obligations of the Company. The Company agrees to use its reasonable efforts to work with the Consultant toward receipt of the Entitlements and the development and/or sale of the Montebello Surface Estate; provided, however, the parties hereto agree and acknowledge that PXP intends to maximize the value of the Mineral Rights and to develop such Mineral Rights and further agree that the development and/or sale of the Montebello Surface Estate shall be subject to the rights of PXP set forth in Section 8.14.

SECTION 3.6. (a) Limitation On Consultant’s Liability. The Company acknowledges that the Consultant is not acting as a general contractor, architect or real estate broker for the Company and shall not be required to perform, nor shall it perform, services for which a general contractor’s, architect or broker’s license is required. In addition, and except in the event of any gross negligence or willful misconduct by Consultant which directly and materially contributes to such defect or deficiency, the Company acknowledges and agrees that the Consultant shall have no liability to the Company whatsoever for (i) any defects or deficiencies in any plans, permits, entitlements, drawings, specifications, blueprints or other documents, items or work-product of any kind or nature prepared or generated by any third-party in connection with the development of the Montebello Surface Estate (it being agreed that the Company shall look solely to the preparer of such item or others for such defect, and not to the Consultant), or (ii) any defects or deficiencies in any materials, work, workmanship or improvements of any kind or nature constructed, made a part of, incorporated into, undertaken, utilized or otherwise involved with any Montebello Surface Estate, whether or not such work, materials, improvements or items were inspected by the Company (it being agreed that the Company shall look solely to the supplier or installer of such item, the party undertaking such work and/or others for such defect, and not to the Consultant). Further, the Consultant makes no assurance that it will be able to obtain the Entitlements and the Consultant shall have no liability whatsoever to the Company should the Consultant be unable to obtain any of the Entitlements.

(b) Limitation On the Company’s Liability. Consultant acknowledges that the Company is not acting as a general contractor, architect or real estate broker and shall not be required to perform, nor shall it perform, services for which a general contractor’s, architect or broker’s license is required. In addition, and except in the event of any gross negligence or willful misconduct by the Company which directly and materially contributes to such defect or deficiency, Consultant acknowledges and agrees that the Company shall have no liability to Consultant whatsoever for (i) any defects or deficiencies in any plans, permits, entitlements, drawings, specifications, blueprints or other documents, items or work-product of any kind or nature prepared or generated by any third-party in connection with the development of the Montebello Surface Estate (it being agreed that Consultant shall look solely to the preparer of such item or others for such defect, and not to the Company), or (ii) any defects or deficiencies in any materials, work, workmanship or improvements of any kind or nature constructed, made a part of, incorporated into, undertaken, utilized or otherwise involved with any Montebello Surface Estate, whether or not such work, materials, improvements or items were inspected by the Company (it being agreed that Consultant shall look solely to the supplier or installer of such item, the party undertaking such work and/or others for such defect, and not to the Company). Further, the Company makes no assurance that it will be able to obtain the Entitlements and the Company shall have no liability whatsoever to the Consultant should any of the Entitlements not be obtained and the subsequent sale of the Montebello Surface Estate not be completed, except as specifically provided herein.

SECTION 3.7. Cooperation. The Company and the Consultant shall reasonably cooperate with each other in order to accomplish the purposes stated herein. The Company further agrees that it shall execute and deliver all applications, maps, plans, drawings, contracts, and other documents and instruments reasonably necessary to the development process and the Entitlements, as reasonably requested by Consultant and approved by the Company.

ARTICLE IV

CONSIDERATION

SECTION 4.1. Consideration. Subject to the terms and conditions set forth herein, as consideration for the Consultant Services, from and after the Entitlement Date, the Company shall pay to Consultant an amount (the “Entitlement Fee”) equal to 15% of the Net Profits less $10 million; provided, however, that in the event that the Net Profits received exceed $450 million, the Entitlement Fee shall be equal to 20% of the Net Profits received less $15 million. In no event, however, shall the Entitlement Fee be less than $1.00. The Entitlement Fee (if any) shall be the sole and exclusive consideration and/or compensation of any kind to Consultant; provided, however, that the Company shall reimburse Consultant for costs and expenses incurred by Consultant that are included in an Approved Entitlement Budget. Notwithstanding anything to the contrary herein or elsewhere, subject to Section 4.2, no Entitlement Fee shall be due or payable to Consultant unless the closing of a sale of all or a portion of the Montebello Surface Estate generating Net Profits shall have actually taken place (whether or not any failure to enter into a sale transaction or any failure to actually close a sale transaction is due to any action or inaction by the Company or any other person or entity or for any other reason).

SECTION 4.2. Payments. To the extent the Company receives funds from the sale(s) of the Montebello Surface Estate, prior to making any payments to Consultant the Company shall reimburse itself, DevelopmentCo and/or PXP for all Costs funded by the Company, DevelopmentCo and/or PXP plus an amount equal to 20% of such Costs. Amounts payable by the Company to Consultant pursuant to Section 4.1 will be paid to Consultant periodically if and when Net Profits are received by the Company within 30 days after the Company receives any funds that constitute Net Profits, by wire transfer of immediately available funds, provided however that in the event of a sale of all or any portion of the Montebello Surface Estate prior to the Entitlement Date any amounts payable to Consultant pursuant to Section 4.1 and this Section 4.2 shall be retained by the Company in an escrow account until the Entitlement Date; provided, further, that the Company may, in its good faith reasonable discretion, withhold from any payments a portion of Net Profits representing a reserve against future commitments, expenses and contingent liabilities relating to the Entitlement or development of the Montebello Surface Estate as are set forth in any Approved Entitlement Budget; provided, however, when such reserves are no longer needed by the Company in its reasonable discretion, they shall be deemed cash proceeds for the purpose of calculating Net Profits.

SECTION 4.3. Adjustment. (a) Upon the actual date which the last portion of the proceeds from the sale of the Montebello Surface Estate is received by the Company, the Company shall calculate the Net Profits. In the event that the aggregate sum of all amounts paid by the Company to Consultant pursuant to Sections 4.1 and 4.2 of this Agreement (other than the reimbursement of Costs) exceed (i) in the event that Net Profits are less than or equal to $450 million, 15% of Net Profits as of such date less $10 million, or (ii) in the event that aggregate Net Profits exceed $450 million, 20% of Net Profits as of such date less $15 million, then Consultant shall pay to the Company an amount equal to such excess by wire transfer of immediately available funds to an account designated by the Company within 15 days of the Company’s notification of its determination of Net Profits; provided, however, that in no event shall amounts payable by Consultant pursuant to this Section 4.3 exceed the aggregate amount of payments previously paid to Consultant pursuant to this Agreement.

(b) In the event that the aggregate amount of Entitlement Fees paid to Consultant pursuant to Sections 4.1 and 4.2 hereof (other than the reimbursement of Costs) is less than (i) in the event that Net Profits are less than or equal to $450 million, 15% of Net Profits as of such date less $10 million, or (ii) in the event that aggregate Net Profits exceed $450 million, 20% of Net Profits less $15 million, then the Company shall pay to Consultant an amount equal to such deficiency by wire transfer of immediately available funds to an account designated by Consultant within 15 days of the Company’s determination of Net Profits.

ARTICLE V

TERMINATION

SECTION 5.1. Termination by the Company. At any time prior to the Entitlement Date, the Company shall have the right to terminate this Agreement upon written notice to Consultant. In the event that the Company terminates this Agreement for Cause (as defined in Section 5.2) all of the Company’s obligations under this Agreement shall terminate effective as of the date of such notice, including the Company’s obligation to make any payments to Consultant pursuant to Sections 4.1 and 4.2. In the event that the Company terminates this Agreement other than termination for Cause, the Company’s obligations pursuant to Sections 4.1 and 4.2 shall survive such termination.

SECTION 5.2. Definition of Cause. As used in this Agreement “Cause” shall mean:

(a) Any failure, refusal or neglect by Consultant at any time to perform fully any of Consultant’s material obligations hereunder, if such failure is not cured and continues for thirty (30) calendar days subsequent to Consultant’s receipt of written notice thereof from the Company;

(b) Willful misconduct or gross negligence of any employees or management of Consultant that is not cured and continues for twenty (20) days after Consultant receives written notice from the Company that identifies the misconduct, negligence or actions taken in bad faith in connection with Consultant’s responsibilities under this Agreement;

(c) If at any time Lodwrick Cook (other than in the case of the death or legal disability) shall (i) cease to materially participate in the provision of the Consultant Services or (ii) cease to make himself generally available to management of the Company at reasonable times upon the Company’s reasonable notice; or

(d) Failure to achieve Entitlement prior to January 1, 2013, provided, however, that such deadline shall be extended by the number of days (if any) that Entitlement was actually delayed as a direct or indirect result of any failure of the Company to fund any costs or expenses necessary to obtain the Entitlements that were included in a budget approved by the Company.

SECTION 5.3. Termination by Consultant. In the event that (i) Entitlement has been achieved, (ii) the Company has received a bona fide offer from a third party ready, willing and able to purchase, fund and close on all or a portion of the Montebello Surface Estate within 90 days at a price that exceeds the then-current value of the Mineral Rights as determined by PXP’s independent reserve engineers in accordance with Securities and Exchange Commission regulations, and (iii) the Company rejects such offer, then Consultant may terminate this Agreement and shall be entitled to receive 50% of the Entitlement Fee calculated as if such sale had occurred and any then incurred but unpaid reimbursable costs. In such event, upon any sale of the Montebello Surface Estate the Company shall pay to Consultant the Entitlement Fee less the portion paid pursuant to the previous sentence.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby represents and warrants to Consultant (except as otherwise disclosed in writing on the date hereof and prior to the execution and delivery hereof) as follows:

SECTION 6.1. Organization; Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority necessary to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company and no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation of such transactions. This Agreement has been has been duly authorized, executed and delivered by, and assuming due authorization by Consultant, is enforceable against the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable principles.

SECTION 6.2. No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Company’s charter documents, (ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or (iii) violate any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which the Company is a party or by which the Company or its properties may be bound, except in the case of (ii) and (iii) for any conflict or violation that does not materially adversely affect the performance of the Company’s obligations hereunder or the consummation of the transactions contemplated hereby.

SECTION 6.3. Condition of the Montebello Surface Estate.

(a) Neither Company nor PXP has received any notice of, or has knowledge of, any pending or threatened taking or condemnation of the Montebello Surface Estate or any portion thereof.

(b) The Montebello Surface Estate is free of any right of possession or claim of right of possession of any party other than the Company, and there are no leases or occupancy agreements currently affecting any portion of the Montebello Surface Estate, except for easements and for any such rights, claims, leases or agreements relating to the Mineral Rights.

(c) Neither the Company nor PXP has received a notice of, or has knowledge of, any material violations of law, municipal or county ordinances, or other legal requirements with respect to the Montebello Surface Estate or with respect to the use, occupancy or construction thereon.

(d) There are no purchase contracts or option agreements affecting the Montebello Surface Estate.

(e) PXP will transfer to the Company fee title to the Montebello Surface Estate as soon as practicable after the date hereof, but in any event no later than the Entitlement Date.

(f) Neither the Company nor PXP is a party to any litigation, arbitration, or administrative proceeding affecting the Montebello Surface Estate or the Company’s ability to perform its obligations hereunder and to the knowledge of Company, no such litigation, arbitration or administrative proceeding is threatened.

(g) The Company has provided Consultant with the Phase I environmental report prepared on the Montebello Surface Estate and other than related to PXP’s oil and gas operations, to the Company’s knowledge there are no Hazardous Materials situated on, under or about the Montebello Surface Estate in violation of applicable law.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

OF CONSULTANT

Consultant hereby represents and warrants to the Company (except as otherwise disclosed in writing on the date hereof and prior to the execution and delivery hereof) as follows:

SECTION 7.1. Organization; Authority. Consultant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Consultant has the requisite power and authority necessary to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Consultant have been duly authorized by Consultant, and no other action on the part of Consultant is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of such transactions by Consultant. This Agreement has been duly authorized, executed and delivered by, and assuming due authorization by the Company, is enforceable against Consultant, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights, and for general equitable principles whether applied in a proceeding at law or in equity.

SECTION 7.2. No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Consultant does not, and the performance by Consultant of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the organizational or governing documents of Consultant, (ii) conflict with or violate any Law applicable to Consultant or by which any property or asset of Consultant is bound or (iii) result in any violation pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Consultant is a party or by which Consultant or any of its properties may be bound, except in the case of (ii) and (iii) for any conflict or violation that does not materially adversely affect the performance of Consultant’s obligations hereunder or the consummation of the transactions contemplated hereby.

SECTION 7.3. Montebello Surface Estate. Consultant agrees that (i) it has had the opportunity to perform any inspections, tests and/or studies that it desired or deemed necessary or appropriate in order to determine the suitability of the Montebello Surface Estate for the Company’s intended use thereof, and (ii) it has had the opportunity to review all instruments, records, documents, and studies concerning the Montebello Surface Estate (including zoning, ordinances and regulations and any other laws, ordinances or governmental regulations restricting or regulating the use, occupancy or enjoyment of the Montebello Surface Estate) which it deemed appropriate or advisable to review. Consultant also acknowledges that it has relied and will be relying on the advice of its own consultants and advisors that in its sole discretion it has deemed appropriate concerning its execution of this Agreement, the development of the Montebello Surface Estate and the viability and suitability of the Montebello Surface Estate for the Company’s intended uses.

SECTION 7.4. Other Agreements. All arrangements and agreements between Consultant and any non-affiliated third party relating to the Montebello Surface Estate and/or any amounts which may become payable pursuant to this Agreement have been disclosed to the Company and are set forth on Schedule 7.4 hereto, and Consultant hereby agrees to disclose to the Company any such arrangements or agreements upon entering into such arrangements or agreements.

SECTION 7.5. “AS-IS” CONSULTANT ACKNOWLEDGES AND AGREES THAT, NONE OF PXP, DEVELOPMENTCO OR THE COMPANY HAS MADE, DOES MAKE OR WILL MAKE (AND EACH OF PXP, DEVELOPMENTCO AND THE COMPANY HEREBY SPECIFICALLY NEGATES AND DISCLAIMS) ANY REPRESENTATIONS, WARRANTIES, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO ANY MATTER (EXCEPT FOR EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT), INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY OF THE FOLLOWING MATTERS CONCERNING THE MONTEBELLO SURFACE ESTATE: (I) VALUE OR ANY ANTICIPATED SALE PRICES OF LOTS OR OTHER PORTIONS THEREOF; (II) REVENUE TO BE DERIVED; (III) SUITABILITY FOR ANY AND ALL ACTIVITIES AND USES, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT; (IV) HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (V) NATURE, QUALITY OR CONDITION, INCLUDING WATER, SOIL AND GEOLOGY; (VI) COMPLIANCE WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS; (VII) MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY; (VIII) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, ENDANGERED SPECIES OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, HEALTH & SAFETY CODE, WATER POLLUTION CONTROL ACT, RESOURCE CONSERVATION AND RECOVERY ACT, ENVIRONMENTAL PROTECTION AGENCY REGULATIONS, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT; (IX) PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE MONTEBELLO SURFACE ESTATE, (X) CONTENT, COMPLETENESS OR ACCURACY OF ANY DOCUMENTS PROVIDED TO CONSULTANT BY PXP, DEVELOPMENTCO OR THE COMPANY OR

OTHERS OR ANY TITLE REPORT, TITLE COMMITMENT OR SURVEY; (XI) CONFORMITY OF ANY IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS; (XII) CONFORMITY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIII) DEFICIENCY OF ANY UNDERSHORING; (XIV) DEFICIENCY OF ANY DRAINAGE; (XV) POSSIBLE LOCATION IN, ON OR NEAR AN EARTHQUAKE FAULT LINE, LIQUEFACTION AREA, FLOOD AREA, FIRE HAZARD OR OTHER HAZARDOUS AREA; OR (XVI) EXISTENCE OF LAND USE, ZONING OR BUILDING ENTITLEMENTS OR (XVII) ANY MATTER RELATING TO THE SUBSURFACE RIGHTS, OIL OPERATIONS OR OTHER RIGHTS RETAINED BY PXP. CONSULTANT FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW (EXCEPT FOR EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT), THE CONDITION OF THE MONTEBELLO SURFACE ESTATE AND ANY OTHER RELATED MATTERS HAS BEEN MADE IN/ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS, AND THAT NONE OF PXP, DEVELOPMENTCO OR THE COMPANY HAS ANY OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto constitutes the entire agreement and understanding of the parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. There are no third party beneficiaries having rights under or with respect to this Agreement except that PXP and DevelopmentCo, and Lodwrick Cook with respect to the consulting fee to be paid to him pursuant to clause (ix) of the definition of “Costs” herein, are express intended third party beneficiaries of this Agreement and shall be entitled to the benefits of and to enforce the terms of this Agreement.

SECTION 8.2. Successors; Etc. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors. Consultant shall not, and hereby expressly waives any right to, assign, directly or indirectly, any of its rights under this Agreement or to file or record this Agreement or any notice hereof or any notice of any action hereon in any public records or give any notice to or make any claim or demand with respect to this Agreement to, in or against any third party or any escrow.

SECTION 8.3. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three (3) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth the signature pages hereto. Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth, or may require the delivery of up to one additional copy.

SECTION 8.4. Specific Performance. Each party acknowledges and agrees that the other party would be irreparably damaged if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to specifically enforce this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties in the matter, subject to this Section 8.4 and Section 8.7, in addition to any other remedy to which such party may be entitled, at law or equity. .

SECTION 8.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

SECTION 8.6. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.7. Governing Law and Dispute Resolution.

(a) This Agreement and the performance of the transactions contemplated hereby and the obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law principles.

(b) The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be first submitted to JAMS or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the arbitration clause set forth below. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this clause (b) may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

(c) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, which has failed to be resolved during the mediation process above shall be determined by arbitration before a panel of three (3) arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (Streamlined Arbitration Rules and Procedures). Unless the parties agree otherwise, the place of arbitration shall be Los Angeles, California. The arbitrators shall not be empowered to award any form of exemplary or punitive damages. As part of any arbitral award pursuant to this paragraph, the arbitrators shall render a reasoned award. The parties consent to judgment on such award being entered in any court having jurisdiction.

(d) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute.

(e) Should any party hereto institute any arbitration proceedings permitted under this Section 8.7, the prevailing party (as determined by the arbitral panel) shall be entitled to recover costs of the arbitration proceeding and reasonable attorneys’ fees to be fixed by the arbitral panel.

(f) Any judicial proceedings permitted to be brought with respect to this Agreement shall be brought in any state or federal court of competent jurisdiction in the State of California, and the parties generally and unconditionally accept the exclusive jurisdiction of such courts. The parties waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

SECTION 8.8. Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by each party hereto. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

SECTION 8.9. Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision.

SECTION 8.10. Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement.

SECTION 8.11. Construction. This Agreement will be deemed to have been drafted by both parties thereto and will not be construed against either party as the draftsperson hereof. “Including” or “include” or “includes” or “including without limitation” means “including without limitation”.

SECTION 8.12. Incorporation of Exhibits, Annexes and Schedules. The exhibits, annexes, schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 8.13. Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

SECTION 8.14. Other Business Interests/No Fiduciary Duty. The parties and their respective members and affiliates may engage, directly or indirectly, without consent of the other parties, in other business opportunities or arrangements, independently or with others, including those competitive with the Company, regardless of geographic location, and without any duty or obligation to offer or account to the other parties. Without limitation, PXP owns the Mineral Rights which now and may hereafter burden the Montebello Surface Estate and Consultant acknowledges its understanding that PXP shall be free to exploit the same in any manner even if it would be harmful to the Company’s interests in the Montebello Surface Estate or hinder, delay or prevent the Entitlement or development thereof and/or Consultant’s ability to earn any (or the amount, if any) Entitlement Fee. Consultant acknowledges its understanding that PXP will have conflicts of interests arising from its other business interests, including the Mineral Rights. Further, PXP and the Company are free to act in their own best interests and in accordance with their respective sole and absolute discretion as to all aspects of the Montebello Surface Estate, including the Entitlement, development, budgeting, scheduling, financing and/or sale thereof, notwithstanding any adverse impact on Net Profits. Without limiting the foregoing or any other provision of this Agreement, Consultant specifically acknowledges its understanding that the Company and PXP may elect to delay providing funding for the Entitlement and development process at any time and/or elect to delay the development of the Montebello Surface Estate for residential purposes despite whether any such delay or abandonment could impact the timing and amount of Entitlement Fees (if any) payable hereunder. Further, nothing herein is intended to create a partnership, joint venture, agency, or other relationship creating fiduciary or quasi-

fiduciary duties and obligations or to impose any duty, obligation, or liability that would arise therefrom with respect to any or all of the parties or their Affiliates or any permitted assigns. Neither party shall be deemed to be a fiduciary to the other party. To the full extent permitted by law, the parties waive any such fiduciary obligations as might have otherwise applied.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

COOK HILL PROPERTIES LLC

By:	/s/ Lodwrick M. Cook
Name:	Lodwrick M. Cook
Title:	Managing Member

Copy of any notices, requests, demands, claims and other communications to be sent to:

9355 Wilshire Boulevard, 4th Floor
Beverly Hills, CA 90210
Attn: Gerry Ginsberg

MONTEBELLO LAND COMPANY LLC

By its Sole Member:
Plains Exploration and Production Company

By:	/s/ John F. Wombwell
Name:	John F. Wombwell
Title:	Executive Vice President, General Counsel and Secretary

Copy of any notices, requests, demands, claims and other communications to be sent to:

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, TX 77002
Attn: John Wombwell

EXHIBIT A

LEGAL DESCRIPTION OF MONTEBELLO SURFACE ESTATE

The following real property in the City of Montebello, County of Los Angeles, State of California, described as follows:

Parcel 1: Baldwin Fee

Lots 1, 2, 3, 4 and 5 of Tract 4104, in the City of Montebello, as per map recorded in Book 46 Page 33 of Maps, in the Office of the County Recorder of said county, except therefrom that portion of said Lots 1, 2 and 3, lying Northerly of the following described line:

Beginning at the Southeasterly corner of Parcel 7 of Parcel Map 16793 as per map filed in Book 187 Pages 36 to 39 inclusive of Parcel Maps, thence South 77º 22’ 16” West 48.19 feet to a point; thence South 65º 05’ 45” West 1694.29 feet to a point, described as the Southerly Corner of Parcel 5 of Parcel Map 14770 as per map filed in Book 167 Pages 92 to 94 of Parcel Maps; thence North 80º 11’ 24” West 2010.03 feet to a point; thence North 51º 47’ 37” West 543.31 feet to a point on the Easterly Corner of Parcel 3 of Parcel Map 11141 as per map filed in Book 133 Pages 1 to 3 inclusive of Parcel Maps; thence South 52º 21’14” West 71.44 feet to a point; thence South 48º 40’ 22” West , 155.76 feet to a point; thence South 52º 21’14” West, 767.27 feet to a point; thence North 37º 38’ 46” West, 8 feet to a point on the Southeasterly line of Montebello Boulevard, 84 feet Wide, as described on a deed to City of Montebello by Instrument No. 3460, recorded on June 8, 1971 in Book D5082 Page 431, of Official Records, thence Southwesterly and Southerly along the Southeasterly boundary of said boulevard as described on said document to a point on the Southeasterly line of Lot 3 of Tract 4104.

APN: 5271-001-030, 047, 048, Portion 048

Parcel 2: Warren Fee

Lot 125 of Tract No. 25072, as shown on the map of said Tract, recorded June 3, 1960 in Book 657 of Maps, at Pages 28 and 29, Records of said Los Angeles County.

APN: 5278-003-015

Parcel 3: California Bank Fee (Temple)

That portion of Lot Seventy-two (72) of Tract Number Seven Hundred One (701), as per map recorded in Book 16 Pages 110 and 111 of Maps in the office of the County Recorder of said County, described as follows:

Beginning at the most Southeasterly corner of said Lot Seventy-two (72); thence along the Southwesterly line of said Lot, North 73º 31’ West 1131.40 feet; thence North 62º 32’ East 510.70 feet; thence North 48 º 12’ East 100 feet, more or less, to the Southwesterly line of San Gabriel Boulevard; thence along said Southwesterly line South 41º 48’ East 836 feet, more or less, to the beginning.

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Also that portion of the Rancho La Merced, partly within and partly without the City of Montebello, as per map recorded in Book 13 Page 16 of Patents, described as follows:

Beginning at the most Southeasterly corner of Lot 72 of Tract No 701, as per map recorded in Book 16 Pages 110 and 111 of Maps; thence South 41º 48’ East 89.86 feet; thence South 28º 07’ 15” East 787.35 feet to the beginning of a curve concave to the Northeast and having a radius of 230 feet; thence along said curve 217.22 feet to the end of same; thence South 7º 46’ West 150 feet; thence North 84º 38’ 10” West 1767.9 feet; thence South 76º 17’ West 740 feet; thence North 10º 43’ East 1225 feet; thence North 74º 55’ 50” East 604.52 feet, more or less, to the Southwesterly line of Tract No. 701; thence South 73º 31’ East 1131.4 feet to the point of beginning.

Excepting therefrom a strip of land 60 feet wide conveyed to the County of Los Angeles for public road and highway purposes by a deed dated April 8, 1915 and recorded in Book 6123 Page 178 of Deeds, and lying 30 feet on each side of the following described centerline:

Beginning at a point on the Southerly line of the property herein described, distant North 84º 36’ 15” West 585.20 feet from the Southeast corner of said property; thence North 38º 24’ 30” East 82.41 feet; thence North 19º 28’ 30” East 190.77 feet; thence North 21º 26’ 45” East 127.28 feet; thence North 41º 03’ 30” East 179.37 feet to the Southwesterly line of San Gabriel Boulevard and bearing South 28º 05’ East 431.89 feet from an angle point in the Westerly line of said Boulevard.

APN: 5271-001-Portion 048, 5271-010-031

Parcel 4: Huntington Beach Fee

Parcels 6 and 7 of Parcel Map No. 16793, in the City of Montebello, as shown on a map filed in Book 187 Pages 36 through 39 inclusive of Parcel Maps in the office of the Los Angeles County Recorder. Parcels 3 and 5 of Parcel Map No. 14770, in the City of Montebello, as shown on a map filed in Book 167 Pages 92 to 94 inclusive of Parcel Maps, in the office of the Los Angeles County Recorder.

APN: 5271-020-028, 029, 070. 073, 074, 075, 079

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EXHIBIT B

LEGAL DESCRIPTION OF MINERAL RIGHTS

The “Mineral Rights” means

(1)	all oil, gas and other hydrocarbon substances, and all other mineral and otherwise valuable substances, in the Montebello Surface Estate or under the Montebello Surface Estate or which may be produced therefrom; and the sole and exclusive right to the possession, use, development and improvement of the surface and all subsurface depths thereof as may be necessary or convenient to surveying, prospecting and exploring for, producing, storing, treating, and transporting any and all such substances; including operations (and such possession, use, development and improvement of the surface and all subsurface depths thereof as may be necessary or convenient to operations) by means and in a manner now known or unknown; and, further, including the exclusive right to mine or drill from the surface of, or into or through the subsurface of, any part of the Montebello Surface Estate in connection with operations incidental to surveying, prospecting and exploring for, producing, storing, treating, and transporting any and all such substances within and from any and all other lands; and, further, including the exclusive right to the possession, use, development and improvement of the surface and all subsurface depths thereof as may be necessary or convenient to surveying, prospecting and exploring for, producing, storing, treating, and transporting any and all such substances within and from any and all lands other than and in addition to the Montebello Surface Estate (all of which are hereinafter referred to and included within the “Mineral Interest” in the Montebello Surface Estate); and

(2)	all of PXP’s existing right, title and interest in, to and under any and all oil and gas leases affecting all or any part of the Montebello Surface Estate (which, if any, are hereinafter referred to collectively as the “Leases”);

(3)	all right, title and interest of PXP in, to and under easements, tangible and intangible personal property, facilities, fixtures, equipment, rights and benefits incidental and appurtenant to the ownership, use or operation of any part of the Mineral Interest, under the Leases or otherwise, within all or any part of the Montebello Surface Estate or other lands, or both, including, without limitation:

(a)	all contracts and agreements whether recorded or unrecorded in existence at the Effective Date, which affect any part of the Mineral Interest in the Montebello Surface Estate, or other lands, or any of the Leases; and

(b)	all facilities and equipment (whether active or inactive) customarily used directly in the production of crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbon substances (including CO2), and all other minerals of every kind and character attributable to PXP’s interest in any part of the Montebello Surface Estate, or other lands, or any of the Leases (collectively,

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“Hydrocarbons”), including but not limited to wells (whether plugged or unplugged), injection facilities, disposal facilities, equipment, fixtures, incidentals and appurtenances, facilities and personal property of any kind (including, but not limited to, tubing, casing, wellheads, pumping units, production units, compressors, valves, meters, flowlines, pipelines and other lesser piping, tanks, heaters, separators, dehydrators, pumps, injection units, gates and fences, field separators, liquid extractors, compressors, LACT units; plants, tanks and the like); and

(c)	presently existing pooling, unitization and communitization agreements or other operating agreements and the right, title and interest of PXP in and to the units created thereby (including without limitation all units formed under orders, regulations, rules or other official acts of any governmental entity, agency or officer) related, incidental or appurtenant to the Mineral Interest in any part of the Montebello Surface Estate, or other lands, or any of the Leases; and

(d)	exclusive and non-exclusive rights to the use and occupancy of land, including, without limitation, tenements, appurtenances, surface leases, easements, permits, licenses, franchises, servitudes and rights-of-way appertaining, belonging, affixed or incidental to or used in connection with the ownership of the Mineral Interest, or operations incidental to the enjoyment of the Mineral Interest, in any part of the Montebello Surface Estate, or other lands, or any of the Leases, whether recorded or unrecorded; and

(e)	licenses, authorizations, permits, variances and similar rights and interests, and other rights, privileges, benefits and powers conferred upon the owner of the Mineral Interest, or operations incidental to the enjoyment of the Mineral Interest, in any part of the Montebello Surface Estate, or other lands, or upon the holder of any of the Leases, including, without limitation, all claims causes of action, insurance policies or proceeds therefrom, appertaining, belonging, affixed or incidental to or held or exercised in connection with the Mineral Interest in any part of the Montebello Surface Estate, or other lands, or any of the Leases; and

(f)	general operating records, well files (including applicable well logs and production data), lease files, land files, environmental compliance files, regulatory reports and certificates, abstracts and title work appertaining, belonging or incidental to the Mineral Interest in any part of the Montebello Surface Estate, or other lands, or any of the Leases; and

(4)	all easements and rights-of-way of any kind or nature standing in the name of, reserved by or granted by PXP, PXP’s predecessors, subsidiaries or affiliates or any predecessor, subsidiary or affiliate, related to the Montebello Surface Estate, whether or not such rights appear of record and whether or not identifiable by inspection of the real property, and all equipment, pipelines, powerlines and other facilities used in association with such easements and rights-of-way.

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SCHEDULE 7.4

THIRD PARTY AGREEMENTS

Consultant is in discussions with the Ezralow Company and John Markley pursuant to which it expects to enter into an agreement to engage both parties to assist the Consultant in performing the services contemplated herein.

7.4-1